EXHIBIT 10.24b
                                   ADDENDUM #1
                                       To
                           VOLUME PURCHASING AGREEMENT
                                 By and Between
                           TRIMBLE NAVIGATION LIMITED
                                       AND
                           AMSC SUBSIDIARY CORPORATION

This Addendum No. 1, executed as of the 19th day of December 1995 between Trimble Navigation Limited (hereinafter "Trimble") and AMSC Subsidiary Corporation (hereinafter "AMSC"), is entered into pursuant to the Volume Purchasing Agreement (VPA) entered into by the parties as of March 10, 1995.

Purpose of Addendum: The purpose of this Addendum No. 1 is to amend the VPA in accordance with terms and conditions agreed to during a meeting held between AMSC and Trimble on Tuesday, 21 November 1995 relative to the rescheduling of "Production Units," as defined in section 3.3 of the VPA. The VPA is amended as set forth below. Except as set forth in this Addendum No. 1, the VPA is unchanged. Capitalized terms used in this Addendum No. 1 have the same meanings as set forth in the VPA.

1. Shutdown of production line: Trimble will shut down its production line for Production Units on November 27, 1995, subject to the following:

(a) AMSC shall compensate Trimble for the costs of the shutdown by paying Trimble an initial monthly charge ("Shutdown Fee") of Two Hundred Thousand Dollars ($200,000.00) per month for the months of November and December 1995. The Four Hundred Thousand Dollars ($400,000.00) total shall be paid to Trimble when AMSC obtains sufficient draw down capacity on the $200M line of credit.

(b) AMSC will pay Trimble a reduced shutdown fee of One Hundred Thousand Dollars ($100,000.00) per month for any additional months of production shutdown. It is currently anticipated that the shutdown will not extend beyond March 31, 1996 and Trimble will agree to finance a maximum of $300,000.00 from January 1, 1996 to March 31, 1996 at a 1% per month interest charge. The resulting balance will be paid on March 31, 1996 or when AMSC has sufficient draw down capacity on the $200M line of credit.

(c) Trimble will restart the production line upon sixty (60) days' written notice from AMSC, provided that the restart shall be only for quantities equal to or greater than Five Hundred (500) units per month.




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2.  Rescheduling  of  deliveries:  In  consideration  of  costs  to  Trimble  of rescheduling the delivery of Production Units under this Addendum No. 1, AMSC will relinquish, and Trimble shall be entitled to retain, the deposit of One Million Eighty Thousand Dollars ($1,080,000.00) that was paid to Trimble pursuant to section 8.3 of the VPA.

3. AMSC accounts payable balance: The parties agree that as of 12/08/95, AMSC owes Trimble the sum of One Million Seven Hundred Thousand Three Hundred Thirty Dollars ($1,700,330.00). Trimble will finance the $1,700,330.00 for product previously shipped and invoiced from December 1, 1995 at a 1% per month interest charge with a due date of March 31, 1996. There will be no pre-payment penalty. The $1,700,330.00 balance will be secured by security agreement and UCC-1 filing.

4. Reductions in Production Unit price: The per-unit price for the remainder (approximately 2,500) of the initial 6,000 Production Units yet to be delivered will be reduced from One Thousand Nine Hundred Thirty Dollars ($1,930.00) to One Thousand Seven Hundred Fifteen Dollars ($1,715.00), and the per-unit price for the subsequent 6,000 units will be reduced from One Thousand Eight Hundred Ten Dollars ($1,810.00) to One Thousand Six Hundred Seventy Five Dollars ($1,675.00). Notwithstanding the foregoing, the per-unit price to AMSC for Production Units to be provided to AMSC's potential customer Transport Communications, Inc. ("TCI") shall be One Thousand Six Hundred Seventy Five Dollars ($1,675.00) per unit. Such Production Units shall be in addition to the Initial Purchase Order of 12,000 Production Units, as described in section 5.1 of the VPA.

5. Future mobile terminal procurements: AMSC agrees to procure from Trimble future requirements for the same or similar Standard "C" mobile terminals operating within AMSC's MMS System and with AMSC's MSAT satellite if the prices, terms, and conditions of such requirements are considered in AMSC's reasonable judgment to be competitive in the market place. Prior to awarding a contract for future requirements, AMSC will conduct final discussions with Trimble.

6. Reporting:   AMSC will  provide the  following information on  a semi-monthly and monthly basis:

    a)  Six month rolling forecasts of sales and installs.  (semi-monthly)
    b)  Progress toward the 7,500 unit activation threshold on MSAT.  (monthly)
    c)  Galaxy orders received to date.  (monthly)
    d)  Galaxy installations to date. (monthly)
    e)  Inventory of Galaxy units.  (semi-monthly)
    f)  Number of units incoming tested by AT&T.  (semi-monthly)
    g)  Galaxy failures at incoming test and in the field.  (semi-monthly)
    h)  Unit commissioning data.  (monthly)




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     The parties by their  signatures  below hereby  acknowledge  and accept the terms of this Addendum No. 1 to the VPA. This Addendum No. 1 constitutes the entire agreement of the parties on the subject matter hereof, and supersedes all prior negotiations, discussions, agreements, or addenda, whether written or oral.

AMSC Subsidiary Corporation

By:

Title:  Vice President FCP Products




AMSC Subsidiary Corporation

By:

Title:  Vice President and General Counsel

Trimble Navigation Limited

By
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Title:
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